SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):   February 9, 1998
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                        BANGOR HYDRO-ELECTRIC COMPANY
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            (Exact name of registrant as specified in its charter)





              Maine                      0-505                01-0024370
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    (State of Incorporation)     (Commission File No.)   (IRS Employer ID No.)





            33 State Street, Bangor, Maine                       04401
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       (Address of principal executive offices)               (Zip Code)





       Registrant's telephone number, including area code:   207-945-5621
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Current Report, Form 8-K                       Date of Report
Bangor Hydro-Electric Company                  February 13, 1998
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Item 5.  Other Events
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    Base Rate Case:
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    As previously reported, the Company requested in 1997 that the Maine
Public Utilities Commission ("MPUC") authorize an increase in its retail rates by an amount designed to increase annual revenues by approximately $22 million. Pursuant to the requirements of Maine law, the MPUC was required to issue its decision by February 9, 1998.

    On February 9, 1998, the MPUC issued its final order. Of the approximately $22 million increase in annual revenue requested by the Company, the MPUC authorized an increase of approximately $13.2 million annually (or approximately $8.1 million above the level of rates already put into effect temporarily pending final decision of the rate case). While there are many factors that explain the difference between the MPUC allowance and the Company's requested increase, much of that difference is attributable to the proposed accounting treatment of various costs and the deferral of other costs for future consideration (subject, as with all such costs, to regulatory review of their prudence), including the deferral of certain costs associated with the Company's ownership interest in the Maine Yankee nuclear power plant which has been permanently shut down. While those accounting recommendations will affect the timing of receipt of revenues by the Company and will require the Company to finance the payment of the associated costs pending recovery of such costs in rates, they should not significantly affect the Company's earnings during the period that the new rates are effective.

    The MPUC order is based upon a determination that the Company should be allowed to earn an annual return of 12.75% on common equity. It also includes a proposal for a "rate plan" under which the Company's rates would be subject to an annual adjustment beginning on May 1, 1999 to account for inflation with an offset for assumed increases in productivity. Other than that annual adjustment, the Company would not be permitted to change its rates unless its return on equity exceeded or fell short of the allowed return by more than 350 basis points.

    The new rates allowed by the order are to become effective on February 13, 1998.


    Divestiture of Generation Assets
     --------------------------------

    On February 9, 1998, the Company filed a plan to divest its generation related assets with the MPUC in accordance with the electric utility industry "restructuring" provisions signed into law last year. The Company anticipates that the MPUC will proceed expeditiously with the case, but cannot predict when the plan will be approved.

    The Company intends to follow a four step bid process, consisting of:
(1) informing the market of its intentions and soliciting initial bids, (2) assessing the initial bids, (3) soliciting and receiving final, firm bids, and (4) selecting one or more finalists with whom to negotiate definitive purchase and sale agreements. The Company hopes to complete the process and select the winning bidder by mid-summer 1998. Further regulatory approvals will then be required to actually complete the sale.

    The Company is offering a total of 166 megawatts ("MW") of generation assets. The book value of these assets, or the costs that have been accumulated in building and maintaining them, less depreciation, is approximately $40,000,000. These assets include interest in eight hydroelectric projects, with 44 MW of installed capacity, which qualify as "renewable" under the restructuring law. The new law requires retail energy providers to have not less than a 30% renewable component in their power portfolio.



                                   BANGOR HYDRO-ELECTRIC COMPANY



                                   by /s/ Frederick S. Samp
                                     ---------------------------
                                     Frederick S. Samp
                                     Chief Financial Officer

Dated:  February 13, 1998